Exhibit 99.1

EX-99.1 Press Release of the Company, dated May 29, 2003

Tejon Ranch Company and Trust for Public Land

Announce Partnership

– Will Pursue Sale, Conservation of Up to 100,000 Acres of Pristine Ranch Land –

TEJON RANCH, CA, May 29, 2003 – Tejon Ranch Company and the Trust for Public Land (TPL) announced today a partnership to pursue the sale and permanent public protection of up to 100,000 acres of pristine habitat and wild lands on the historic Tejon Ranch, 60 miles north of Los Angeles.

“This innovative partnership is the first step toward possible public purchase and permanent protection of a pristine, unique, and historic landscape the size of Yosemite Valley and twice the size of Santa Catalina Island,” said Reed Holderman, Executive Director of the Trust for Public Land California.

“We will work closely together to publicly protect sensitive habitat lands that are home to many rare and endangered species. The Ranch is also home to the California Condor and the largest unspoiled oak woodland in the state. We hope to protect for all time the critical wildlife corridor that links the coast to the sequoias,” he said.

“Tejon Ranch is celebrating its 160th anniversary this year,” said Bob Stine, Chief Executive Officer of Tejon Ranch Company. “To help us in planning the future of this historic Ranch, we have created a long-term vision that calls for permanent conservation of about 100,000 acres of the most highly prized and environmentally sensitive lands in our nation. Our Ranch vision also includes a reaffirmation of our historic commitment to farming and grazing operations. We believe our Ranch vision will help preserve for all time the California legacy that has existed on Tejon Ranch for the past 160 years.”

“We are partnering with the Trust for Public Land to pursue sale and permanent conservation of a significant portion of the Ranch because TPL has an excellent track record of working successfully on large conservation projects,” Stine continued. “We are committed to making this environmental initiative work as it represents the cornerstone of our long-term vision for the ranch.”

The Trust for Public Land will work with Tejon Ranch management and other resource experts to develop a conservation plan. This effort will map important habitat areas, wildlife corridors and other high value, environmentally sensitive lands and identify key areas for public acquisition. TPL will subsequently work to appraise the property’s value and seek out public and private sources to fund the purchase and protection of the land.

“We are a publicly traded company and we have fiduciary responsibilities to our stockholders, so we are not in the business of giving our land away,” said Stine. “But our goal and our vision for the future includes permanent protection of these highly valuable habitat areas if a fair price can be obtained.”

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TPL is a national land conservation organization dedicated to conserving land for people as parks, greenways, wilderness areas and natural, historic and cultural resources for future generations. Founded in 1972, TPL has protected more than 1.5 million acres nationwide. The public can find more information about TPL in California at www.tpl.org/cal

Tejon Ranch Company is listed on the New York Stock Exchange under the symbol TRC. Its principal asset is the 270,000-acre Tejon Ranch, which is located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. Founded in 1843 as several Mexican land grants, Tejon Ranch is now home to farming operations, cattle grazing, oil production, mining, recreational activities, and limited development along the Interstate 5 corridor. More information is available at www.tejonranch.com

The statements contained herein, which are not historical facts, are forward-looking statements based on strategic plans, economic forecasts and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause eventual outcomes to differ materially from such statements are the following: results of scientific surveys and analyses, outcomes of negotiations, governmental decision-making, business conditions and the general economy. For further information on factors that could affect Tejon Ranch Company, the reader should refer to its filings with the Securities and Exchange Commission.